THE ALKALINE WATER COMPANY INC.
CONSOLIDATED PRO FORMA BALANCE SHEET (c)

			Proforma (b)
	September 30, 2018	Warrant	September 30, 2018
	(unaudited)	Exercise (a)	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$4,407,223	$1,148,249	$5,555,472
Accounts receivable	3,296,599		3,296,599
Inventory	1,448,671		1,448,671
Prepaid expenses	879,660		879,660

Total current assets	10,032,153		11,180,402

Fixed assets - net	1,418,512		1,418,512

Total assets	$11,450,665		$12,598,914

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable	$2,496,771		$2,496,771
Accrued expenses	774,861		774,861
Revolving financing	2,609,591		2,609,591
Current portion of capital leases	47,803		47,803
Derivative liability	288		288

Total current liabilities	5,929,314		5,929,314

Total liabilities	$5,929,314		$5,929,314

Stockholders' equity
Preferred stock, $0.001 par value, 100,000,000 shares authorized, Series C issued 1,500,000, Series D issued 3,800,000	5,300		5,300
Common stock, Class A - $0.001 par value, 200,000,000 shares authorized 32,742,958 and 34,018,790 shares issued and outstanding at September 30, 2018 and Proforma September 30, 2018 respectively	32,742	1,276	34,018
Additional paid in capital	37,455,311	1,146,973	38,602,284
Accumulated deficit	(31,972,002)		(31,972,002)

Total stockholders' equity	5,521,351		6,669,600

Total liabilities and stockholders' equity	$11,450,665		$12,598,914

(a)	Refer to the description of the warrant exercise dated November 20, 2018 in Item 3.02 in the accompanying 8-K
(b)	The Company's balance sheet (unaudited) reflecting as if the warrant exercise described in a) had a transaction date of September 30, 2018 instead of November 20, 2018
(c)	This consolidated pro-forma balance sheet has not been reviewed by the Company's independent accountants.